Exhibit 99.1

Fogo de Chão, Inc. Announces Launch of Proposed Secondary Offering of Common Stock

DALLAS, May 08, 2017 (GLOBE NEWSWIRE) -- Fogo de Chão, Inc. (NASDAQ:FOGO) ("Fogo" or the "Company") today announced an underwritten public offering of 4,500,000 shares of common stock (the "offering") by certain funds affiliated with Thomas H. Lee Partners, L.P., subject to market conditions and other factors. The Company is not selling any shares of common stock in the offering, and the Company will not receive any proceeds from the offering by the selling stockholders. In connection with the offering, the selling stockholders intend to grant the underwriters the option to purchase up to 675,000 additional shares of common stock.

Jefferies LLC and J.P. Morgan Securities LLC are acting as joint book-running managers in the proposed offering. Credit Suisse Securities (USA) LLC, Piper Jaffray & Co., RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Macquarie Capital (USA) Inc. are also acting as book-running managers.

The proposed offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by emailing Prospectus_Department@Jefferies.com, or by calling (877) 547-6340 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at (866) 803-9204.

A registration statement (including prospectus) on Form S-3 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “Commission”). Copies of the registration statement can be accessed through the Commission's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fogo de Chão

Fogo de Chão (fogo-dee-shoun) is a leading Brazilian steakhouse, or churrascaria, which has specialized for more than 37 years in fire-roasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. Fogo delivers a distinctive and authentic Brazilian dining experience through the combination of high-quality Brazilian cuisine and a differentiated service model known as espeto corrido (Portuguese for "continuous service") delivered by gaucho chefs. Fogo offers its guests a tasting menu of a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, a gourmet Market Table with seasonal salads, soup and fresh vegetables, seafood, desserts, signature cocktails and an award-winning wine list. The first Fogo de Chão opened in Brazil in 1979. The Company currently operates 35 restaurants in the United States, ten in Brazil and two joint venture restaurants in Mexico.

Investor Contact:
IR@fogodechao.com
(972) 361-6225

Media Contact:
Joy Murphy, ICR
Joy.Murphy@icrinc.com
(646) 277-1242